Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Callon Petroleum Company 2006 Stock Incentive Plan of our reports dated March 9, 2006, with respect to the consolidated financial statements of Callon Petroleum Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Callon Petroleum Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Callon Petroleum Company, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
July 10, 2006